TXNM Energy

CORPORATE POLICY This policy applies to TXNM Energy and its wholly owned subsidiaries.
POLICY 601 INSIDER TRADING
POLICY OWNER	VERSION #/PUBLISH DATE	APPROVAL
SENIOR VICE PRESIDENT, GENERAL COUNSEL & CORPORATE SECRETARY	Version 4 / November 2nd, 2017	EPC

BACKGROUND

In 1988, Congress adopted the Insider Trading and Securities Fraud Enforcement Act of 1988 (“Enforcement Act”). In addition to increasing penalties for insider trading, the Enforcement Act places certain responsibilities upon companies for violations by company personnel. There can be severe consequences for companies, which do not take appropriate steps to prevent insider trading violations by directors, officers and employees of the Company as well as Related Persons, which may include family members, others living in the same household and any other person in which a director, officer or employee has a financial interest. Certain terms (such as the Company and Related Persons) are defined at the end of this policy.

For individuals who trade on inside information or tip information to others, the consequences can involve:

1.A civil penalty of up to three times the profit gained or loss avoided;
2.A criminal fine (no matter how small the profit) of up to $1,000,000; and
3.A jail term of up to ten years.
For a company, and possibly for a supervisory person, that fails to take appropriate steps to prevent illegal trading, the consequences can involve:

4.A civil penalty of the greater of $1,000,000 or three times the profit gained or loss avoided as a result of an employee's violation; and
5.A criminal penalty of up to $2,500,000.

In 2000, the Securities and Exchange Commission (“SEC”) adopted significant additional rules with respect to insider trading. One of those rules declares that prohibited conduct includes the purchase or sale of a security “on the basis of” material non-public information in breach of a duty of trust or confidence owed to the company, its shareholders or any other person who is the source of the information. The rule goes on to define trading “on the basis of” material non-public information to mean trading by a person who is aware of that information when making the purchase or sale. The standard is “awareness” of the material non-public information, as opposed to “use” of that information. The rule also contains affirmative defenses to liability. One of these defenses is a showing that the purchase or sale occurred pursuant to a Pre-Arranged Trading Program.

Section 16 of the Securities Exchange Act of 1934 (“Exchange Act”) relates to reporting of securities transactions by Section 16 Individuals to the SEC and liability for short-swing profits. Section 16 Individuals must be responsible for familiarizing themselves and complying with those requirements.
TXNM Energy Internal
This policy is not an employment contract, express or implied.

This policy does not address the additional specific duties and liabilities imposed on Section 16 Individuals under Section 16. Information on Section 16 reporting is provided to Section 16 Individuals separately.
DESCRIPTION

The Company has adopted this policy to assist directors, officers, employees and Related Persons in avoiding transactions which constitute "insider trading" violations or which otherwise give the appearance of improper conduct.

This policy provides a mechanism by which directors, officers and employees may have questions answered concerning the subject of insider trading as well as specific procedures to apply to securities transactions by directors, officers and other Specifically Designated Employees.
It is not the purpose of this policy to impose new liabilities that would not exist in the absence of this policy, but rather to provide guidance to directors, officers and employees to comply with existing legal requirements and to adopt sound business practices.

If a director, officer or employee has material non-public information relating to the Company, neither that person nor any Related Person may buy or sell securities of the Company or engage in any other action to take advantage of, or pass on to others, that information. Company securities include shares of common stock of TXNM Energy, Inc. (“TXNM Energy”), preferred shares of Public Service Company of New Mexico (“PNM”), as well as any debt securities outstanding from time to time of TXNM Energy, PNM or Texas- New Mexico Power Company. This policy also applies to securities of any other publicly held company about which the person learns non-public information in their role as a director, officer or employee of the Company.

Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are no exception.

Even the appearance of an improper transaction must be avoided. Trading that is scrutinized is evaluated after the fact with the benefit of hindsight. Therefore, trading should be avoided when there are questions concerning the materiality of particular information.
Material non-public information must not be passed on to others. The above penalties apply whether or not the person providing the information derives any benefit from another's actions.

Information about the Company is not considered to have been made public until shareholders of TXNM Energy and the investing public have been afforded time to receive the information and act upon it. As a general rule, directors, officers and employees should not engage in any transactions until the third trading day after the information, which they had been aware of, has been widely disseminated (assuming, of course, that the person is not aware of other information which is material and non- public).
If material non-public information is inadvertently disclosed, no matter what the circumstances, by any director, officer or employee, the person making or discovering that disclosure should immediately report the facts to the General Counsel. In 2000, the SEC adopted a new rule (Regulation FD for “Fair

TXNM Energy Internal This policy is not an employment contract, express or implied.

Disclosure”) requiring public disclosure by the Company where there has been either intentional or non- intentional disclosure of material non-public information to certain categories of persons by persons acting on behalf the Company. For disclosures falling within this rule, the required public disclosures by the Company are very stringent. Additional information regarding Regulation FD is available in Corporate Policy 606, “Fair Disclosure” and from the General Counsel, or Investor Relations.

The Company considers it improper and inappropriate for those employed by or associated with the Company to engage in short-term or speculative transactions in Company securities or in other transactions in Company securities that may lead to inadvertent violations of the insider trading laws. Accordingly, your trading in Company securities is subject to the following additional guidance.

Short Sales
You may not engage in short sales of Company securities (sales of securities that are not then owned), including a “short sale against the box” (a sale with delayed delivery). Section 16(c) of the Exchange Act makes it unlawful for Section 16 individuals to engage in short sales or sales against the box.

Publicly Traded Options
You may not engage in transactions in publicly traded options involving Company securities, such as puts, calls and other derivative securities, on an exchange or in any other organized market.

Standing Orders
Standing orders should be used only for a very brief period of time. A standing order placed with a broker to sell or purchase stock at a specified price leaves you with no control over the timing of the transaction. A standing order transaction executed by the broker when you are aware of material non- public information may result in unlawful insider trading. Standing orders should be distinguished from a Pre-Arranged Trading Program (defined below) and its specific requirements.
Hedging Transactions
Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow a person to lock in much of the value of his or her securities, often in exchange for all or part of the potential for upside appreciation in the securities. These transactions allow the person to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the person may no longer have the same objectives as other stockholders. Therefore, these transactions involving Company securities are prohibited.
Margin Accounts and Pledged Securities
Securities held in a margin account or pledged as collateral for a loan may be sold without the customer’s consent by the broker if the customer fails to meet a margin call or by the lender in foreclosure if the borrower defaults on the loan. A margin or foreclosure sale that occurs when the pledgor is aware of material non-public information may, under some circumstances, result in unlawful insider trading. Because of this risk, you should not hold Company securities in a margin account. Subject to the additional restriction specified below which applies to members of the Board of Directors and other Section 16 Individuals, you should exercise caution in pledging Company securities as collateral for a loan (not including margin debt). If you wish to pledge Company securities as collateral for a loan (not including margin debt), you should be able to clearly demonstrate the financial capacity to repay the loan without resorting to the pledged securities. Notwithstanding the foregoing, members of the Board of Directors and other Section 16 Individuals are strictly prohibited from pledging Company

TXNM Energy Internal This policy is not an employment contract, express or implied.

securities as collateral for a loan.

VIOLATION OF THIS POLICY BY AN EMPLOYEE MAY RESULT IN SANCTIONS, INCLUDING DISMISSAL FOR CAUSE.
Blackout Periods
The period shortly before the end of each quarter and ending two trading days following the date of public disclosure of the financial results for that quarter is a particularly sensitive period of time for transactions in TXNM Energy stock from the perspective of compliance with the securities laws. This sensitivity is due to the fact that officers, directors and certain other employees will, during that period often possess material non-public information about the expected financial results for the quarter.

Accordingly, to ensure compliance with this policy and the securities laws, all directors, officers and employees having access to the internal financial statements of the Company shall refrain from conducting transactions involving the purchase or sale of Company securities during the period commencing ten calendar days prior to the end of the fiscal quarter through the close of business on the second trading day following the date of public disclosure of the financial results for that fiscal quarter or year. The safest period for trading in the Company’s securities, assuming the absence of material non-public information, is probably within the first ten days after the blackout period.

From time to time, the Company may also require that directors, officers, selected employees and others suspend trading because of developments known to the Company and not yet disclosed to the public. If that happens, those persons shall not engage in any transaction involving the purchase or sale of Company securities during that period and should not disclose to others the fact that suspension of trading has occurred.
It should be emphasized however, that even when a blackout period is not in effect, any person possessing material non-public information concerning the Company should not engage in any transaction in Company securities until the information has been known publicly for at least two trading days, whether or not the Company has recommended a suspension of trading to that person. Trading in Company securities when a blackout period is not in effect should not be considered a “safe harbor.” For example, if an employee becomes aware of likely earnings results prior to the beginning of a blackout period, the employee should not engage in trading. All directors, officers and other persons should use good judgment at all times.

The Company strongly encourages each officer, director and employee who has TXNM Energy stock to maintain such stock in his or her own name as a record holder, that is, not held in “street name” by a broker. TXNM Energy stock held in the Retirement Savings Plan (“RSP”) is, of course, held by Vanguard as RSP Trustee.

Company Assistance
Any person who has any questions about this policy or about specific transactions may obtain additional guidance from the General Counsel. However, the ultimate responsibility for adhering to this policy and avoiding improper transactions rests with the individual director, officer or employee.

Pre-Clearance
To provide assistance in preventing inadvertent violations and avoiding even the appearance of

TXNM Energy Internal This policy is not an employment contract, express or implied.

improper transactions (which could result, for example, when an officer engages in a trade while unaware of a pending major development), the Company has implemented a pre-clearance procedure for Section 16 Individuals, Specifically Designated Employees and any Related Person of Section 16 Individuals and Specifically Designated Employees. Each Section 16 Individual identified and Specifically Designated Employee should contact the General Counsel prior to commencing any trade in Company securities, other than the transactions specifically excepted from pre-clearance as discussed below. The General Counsel should contact the Chief Executive Officer prior to trading. The CEO may consult with outside counsel designated for this purpose to determine whether or not to clear a trade requested by the General Counsel.

In determining whether to approve a trade, the effect of the proposed transaction on the individual’s compliance with TXNM Energy’s stock ownership guidelines will be considered by the approving officer. In particular, the individual’s failure to meet TXNM Energy’s stock ownership guidelines, after giving effect to the proposed trade, may be a basis for denial of pre-clearance (except to the extent shares are being sold to cover the individual’s income taxes related to restricted stock vesting and such sale for taxes is otherwise    permitted    under    the    policy    and    stock ownership guidelines).

Pre-clearance is required for Section 16 Individuals and Specifically Designated Employees at all times, even when a blackout period is not in effect.

This policy continues to apply to your transactions in Company securities even after your service with the Company ends. If you are aware of material non-public information when your service with the Company ends, you and any Related Person may not trade in Company securities until that information has become public or is no longer material. If you are required to obtain pre-clearance during the time you are with the Company, you must continue to seek pre-clearance for any transactions in Company securities by you or any Related Person for a period of six months after the date of termination of service with the Company.

DEFINITIONS
Company - TXNM Energy, Inc. and its wholly owned subsidiaries.

Employees – Employees of the Company.

Material Information – Any information that a reasonable investor would consider important in a decision to buy, hold or sell stock; in short, any information which could reasonably affect the price of the stock. Examples of information that will frequently be regarded as material are:
projections of future earnings or losses, or other earnings guidance;
earnings that are inconsistent with the consensus expectations of the investment community; however, under some circumstances unpublished financial results such as monthly earnings reports may be considered material even if consistent with investment community expectations;
news of a pending or proposed merger;
acquisition or tender offers;
news of a significant sale of assets or the disposition of a subsidiary;
changes in dividend policies, the declaration of a stock split, or an offering of additional securities;

TXNM Energy Internal This policy is not an employment contract, express or implied.

changes in senior management;
impending bankruptcy or the existence of severe liquidity problems; and
gain or loss of a significant customer or supplier.
This list is not intended to be all-inclusive. Either positive or negative information may be considered material.

Pre-Arranged Trading Program (also referred to as a “Rule 10b5-1 Plan”) – A written plan for trading in securities entered into during a time when the person was not aware of material, non-public information and the plan specifies or provides a methodology for determining:

the amount of securities to be purchased or sold;
the price at which the securities are to be purchased or sold; and
the date on which the securities are to be purchased or sold.

The plan must either specify this information in advance or delegate discretion on these matters to an independent third party. A Pre-Arranged Trading Program must be submitted for approval fifteen (15) days prior to the entry into the Pre-Arranged Trading Program. No further pre-approval of transactions conducted pursuant to the Pre-Arranged Trading Program Plan will be required.

Public Information - Information that is demonstrated to have been widely disseminated to the public. Examples of wide dissemination include disclosures through national newswire services, a broadcast on widely-available radio or television programs, publication in a widely-available newspaper, magazine or news website, or public disclosure documents filed with the SEC that are available on the SEC’s website. Information would not be considered widely disseminated if it is available only to the Company’s employees or another limited group.
Related Person – Family members and others living in the household of the director, officer or employee, and family members who do not live in the household but whose transactions in Company securities are subject to the influence or control of the director, officer or employee. Any other person (whether or not a family member) holding securities of the Company in which a director, officer or employee has a “pecuniary interest” (as defined in Rule 16a-1(a) promulgated by the SEC pursuant to Section 16 of the Exchange Act) shall also be deemed a Related Person of such director, officer or employee for purposes of this policy. All references to trading restrictions and pre-clearance procedures in this policy also apply to Related Persons.

Section 16 Individuals – Those persons who have been determined by TXNM Energy, Inc. Board of Directors to be the officers and directors who are subject to the reporting and liability provisions of Section 16 of the Exchange Act and the rules and regulations under the Exchange Act.

Specifically Designated Employees – Employees who are deemed likely to have access to material non- public information as determined periodically by the Senior Vice President and General Counsel. The Senior Vice President and General Counsel will notify an individual that he or she has been determined to be a Specifically Designated Employee.

TXNM Energy Internal This policy is not an employment contract, express or implied.

APPROVAL/RESPONSIBILITY
The Board of Directors has responsibility for approval and revision of this policy. The General Counsel has responsibility for administration, including communication, of this policy.
Chief Executive Officer – Provides pre-clearance for trades by General Counsel.

General Counsel – Provides assistance to all directors, officers and employees. Periodically determines who should be Specifically Designated Employees and provides pre-clearance of trades by Section 16 individuals and Specifically Designated Employees as required by this policy.

Section 16 Individuals And Specifically Designated Employees – Obtain the pre-clearance of the General Counsel for transactions involving Company securities as required by this policy.

All Employees – Remain aware of and comply with Company policy regarding insider trading, ensure that personnel supervised by the employee remain aware of the policy, avoid transactions while in possession of material non-public information and avoid transmission of such information to others.
EXCEPTIONS

Restricted Stock Awards – The vesting of restricted stock is exempt from pre-clearance. The policy does apply, however, to any market sale of restricted stock.

Stock Options – For purposes of this Policy, TXNM Energy considers that the exercise of stock options under TXNM Energy Inc.’s stock option plan is exempt from pre-clearance; however, the subsequent or simultaneous sale of any stock acquired through an exercise, including broker assisted cashless exercises, is subject to pre-clearance and all other requirements of this policy.
Plans for Optional Purchase Through Payroll Deductions – Optional purchases of shares through payroll deduction plans will be subject to more limited pre-clearance, because of the limited ability to take advantage of market information where there is a regular purchase program. Pre-clearance for participation in the plan will only be required prior to enrollment and to cease participation or to change the amount of payroll deduction. If shares are withdrawn from the plan, then any sale of those shares would require compliance with the normal pre-clearance procedures.
Dividend Reinvestment – Automatic dividend reinvestment is exempt from pre-clearance. Optional purchases under the dividend reinvestment and stock purchase plan are not exempt.

401(k) and Deferred Compensation Plans – Purchase of shares through the 401(k) and deferred compensation plans, such as the Retirement Savings Plan and the Executive Savings Plan, will be subject to more limited pre-clearance, because of the limited ability to take advantage of market information where there is a regular purchase program. Pre-clearance relating to the TXNM Energy Stock Fund of such a plan will be required prior to participation, to cease participation or to change the amount of allocations to the TXNM Energy Stock Fund.

Pre-clearance will also be required for “intra-plan” transfers, either into or out of, the TXNM Energy, Inc. Stock Fund and for loans that result in a disposition of interests in the TXNM Energy, Inc. Stock

TXNM Energy Internal This policy is not an employment contract, express or implied.

Fund.

Pre-Arranged Trading Programs – Trading in Company securities pursuant to a Pre-Arranged Trading Program will be subject to more limited pre-clearance, because of the limited ability to take advantage of market information where there is a regular trading program. Pre-clearance for participation in a Pre- Arranged Trading Program will only be required prior to participation, to cease participation or to change the terms of the plan.
Mutual Funds – Trading in Company securities is exempt from pre-clearance if the securities are part of a mutual fund invested in by the individual where the individual does not control the discretion of the fund manager as to which securities should be part of the fund.

REFERENCES
Procedure 601.1, Blackout Periods
Supporting Document 601.2, Section 16 Persons and Specifically Designated Employees

REVISION HISTORY

Publish Date	Version	Change Summary	Policy Owner
April 1997	1	New Policy.
June 2012	2
Included new provisions for restricted stock and expand pre-arranged trading program, material information definitions. Addressed implications relating to stock ownership guidelines and preclearance. New approval level- PNMR Board.
			P. Apodaca
Sept. 2014	3	Amendment to Add a Prohibition on Pledges of Company Securities by Directors and Other Section 16 Individuals.	P. Apodaca
Nov. 2017	4	Clarified existing provisions and addressed Related Persons.	P. Apodaca

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TXNM Energy Internal This policy is not an employment contract, express or implied.

Insider Trading 601
SUPPLEMENT TO INSIDER TRADING POLICY

Section 16 Persons*

Patricia K. Collawn Vicky A. Bailey Norman P. Becker E. Renae Conley Alan J. Fohrer Sidney M. Gutierrez James A. Hughes Steve Maestas Lillian J. Montoya Maureen T. Mullarkey	Elisabeth (Lisa) A. Eden Brian Iverson Joseph (Don) D. Tarry Robert Bischoff

*Section 16 officers specified pursuant to Board Resolution

Specifically Designated Employees

Officers:

Maureen Gannon
Christopher Gerety
Sabrina Greinel
Kathleen Larese
Sheila Mendez
Michael P. Mertz
Henry Monroy
Keith C. Nix
Julie Rowey
Becky Teague
James N. Walker
Omni Warner
Stacy R. Whitehurst
Laurie Williams

Others:

Jeff Buell
Caroline Garcia
Lisa Goodman
Stacey Goodwin
Tim P. Nichols
Leonard D. Sanchez
Scott Seamster
Lewis Witz
Rosanna Henninger

Patrick V. Apodaca (thru 04/01/2025)
Thomas Fallgren (thru 12/03/2024)
Mark Fenton (thru 03/13/2025)
Laura Sanchez (thru 04/04/2025)
Ray Sandoval (thru 11/03/2024)
Donald K. Schwanz (thru 11/04/2024)

Last Revision: September 20, 2024

Proprietary and Confidential
This policy is not an employment contract, expressed or implied.
DM#: 1187799

SUPPLEMENT TO INSIDER TRADING POLICY
2025 Blackout Periods

Projected Release of Information	Blackout Periods
02/21/2025	12/21/2024 02/25/2025
05/02/2025	03/21/2025 05/06/2025
08/01/2025	06/20/2025 08/05/2025
10/31/2025	09/20/2025 11/04/2025
02/27/2026	12/21/2025 03/03/2026

Exact dates may vary depending on actual earnings release date.

Doc. #: 7111821